Exhibit 99.2

                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 1

                                    COMPUWARE

                                October 21, 2003
                                  4:00 p.m. CDT

Coordinator       Hello, and welcome to the Compuware Corporation second quarter results teleconference. At the request of Compuware, this conference is being recorded for instant replay purposes. At this time, I'd like to turn the conference over to Ms. Lisa
                  Elkin, Vice President of Communications and Investor Relations for Compuware Corporation. Ms. Elkin, you may begin.

L. Elkin Thank you very much, Christine, and good afternoon, ladies and gentlemen. Participating in today's conference call are Pete Karmanos, Chairman and Chief Executive Officer; Tommi White, Chief Operating Officer; Laura Fournier, Senior Vice President and Chief Financial Officer; and Hank Jallos, Executive Vice President, Global Account Management.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 2


                  During this conference call, we may make projections or other forward-looking statements regarding future events or the future financial performance of Compuware Corporation. We caution that such statements are just predictions, and that actual events or results may differ materially. We refer you to the document the company files from time to time with the Securities and Exchange Commission, specifically the company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003; and the company's quarterly report on Form 10-Q for the quarter ended June 30, 2003. These documents contain and identify important factors that could cause actual results to differ materially from those contained in any projections or forward-looking statements.

                  For those of you who do not have a copy, I will begin by summarizing the press release. Pete will provide general comments. Tommi will discuss operating results. Hank will discuss the customer relationship organization. Laura will review balance sheet items. We will then open the call to your questions.

                  Compuware reports fiscal year '04 second quarter results. Compuware Corporation today announced financial results for its second quarter ended September 30, 2003. Compuware reports second quarter revenues of

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 3

                  $302.8 million, compared to $358 million in the second quarter of the previous fiscal year. Net income was a loss of $8.5 million, compared to a gain of $33.8 million in the same quarter of fiscal 2003. Earnings per share diluted computation were a loss of $0.02, compared to a gain of $0.09, based upon $382.6 million, and $376.7 million shares outstanding effectively. During the company's second quarter, software license fees were $59.4 million; maintenance fees were $99.4 million; and revenue from professional services was $144 million.

                  I would now like to turn the call over to Peter.

P. Karmanos       Thanks, Lisa. None of you know it. Lisa is going to deliver a baby, not tomorrow, but the day after, because she wanted to stick around for the conference call, and she wanted to make sure that she was here tomorrow to take any calls from investors. The world has changed. Thanks, Lisa.

                  As I said during our last conference call, we expected this quarter to be tough, and it was. We were not pleased with the quarter. We wish it had been better, but we knew it was going to be tough. We missed our new license revenue by almost $30 million, and our professional services revenue by about $32 million. At our current cost structure, if we hit these

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 4

                  revenue numbers, it would have resulted in a profit of more than $0.06 a share. The one bright spot, and the most important one to us from a profit point of view, was that our maintenance revenue was a few million in excess of our internal plan. This is very good for the future profitability of Compuware.

                  If we had hit our software license goals in the last few quarters, maintenance would have had a solid 5% to 10% growth quarter-over-quarter. Our maintenance renewal rates remain the highest in the industry. We had very good positive cash flow this quarter, which Laura will go over in detail with you later in the call. In spite of the dreary numbers and tense competition in a changing marketplace, I believe Compuware is in better shape to take advantage of an improving economy, than it has been in over ten years. I know this sounds strange, but I am not a Pollyanna-ish person. I know we're going to have to take some painful steps for the near future health of the company.

                  Our company, if you took each of its pieces, is worth somewhere between $7.5 and $9.5 billion. This translates to a per share value of somewhere between $20 to $25 a share. There's only one thing that will unlock this value for our shareholders, of which I am one of the largest individual

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 5

                  shareholders. That is to string together two to three quarters of solid growth in the 5% to 10% range with expanding margins. If we did that, the company stock would react extremely well. We have worked hard to put the company into position to do exactly that, as the economy improves and we get better at explaining the value proposition we have in our marketplace.

                  We are going to cut between $10 to $15 million per quarter in our expenses, starting with the quarter ending 12/31/03, or this quarter that we're currently in. We're going to do this without laying off anybody. However, we will be asking employees in almost every area of the company to help us with this cost cutting. This will be spelled out in detail to our employees within a few working days. People are our most important asset, and we do not need to break our contract with our employees.

                  We will be making these cuts without sacrificing the investments we are making in new technology in sales and marketing. We have over $450 million of product activity currently going on. About $200 million in our pre-pipeline activity and $250 million in our pipeline. We're going to try

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 6

                  to get that number over $600 million, $300 million pre-pipeline, and $300 million in the pipeline.

                  The main reason for our sales misses and products is the elongation of the sale cycle and our penchant for not forcing any revenue from our existing base to be brought forward. One month delay in closing in that sales cycle cost us about $30 million. We're extremely conservative in our revenue recognition policies, and we intend to stay that way. We will continue to invest heavily in our channel strategies and our global account management, as these will be large contributors to revenue growth in the future.

                  Our new products are getting rave reviews from industry analysts. OptimalJ is the most important development tool in the industry, and our QA product, CARS, should be part of every Enterprise IT organization. Our professional service business is stabilizing and is also positioned to grow. Enterprises has been slow to begin large new development projects, opting to try to get returns from their large investments and technology over the past five years. We see this as slowly changing in the next couple of quarters. Companies are beginning to start development activities once again. OptimalJ and CARS have an important services component that

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 7

                  should significantly contribute to the growth of our services business, along with our Montreal Near Shore presence. They should help in any renaissance of the services industry.

                  As we have said in the past, we feel that our business will end up long term with a 67% products and 33% services mix. This will be coupled with the blended 20% to 25% margin, once we start growing. I'm looking forward to reporting some quarters shortly with these kinds of results.

                  I'm now going to turn this over to Tommi White, who will try to give you more detailed insight into this quarter and future performance.

T. White Thank you, Pete. We continue to face an environment in which customers postpone large services projects and software infrastructure investments. Sales cycles are stretching, as customers make do with aging systems and existing capacity. In the second quarter alone, roughly $30 to $40 million in deals fell off the table in the last week of September. The current environment makes it difficult to predict, how many of these deals will recover and when.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 8

                  In our last quarterly conference call, we emphasized that executing our sales cycle was the key to meeting our goals. Our sales cycle is fundamentally built on three phases: building the pipeline, qualifying the pipeline and closing the pipeline. We have been very successful in creating a dramatic increase in sales activity over the last six months. We are consistently building and adding to the pipeline.

                  Increased marketing activities, which I will discuss in detail a bit later, have resulted in the substantially larger base of quality leads to pursue. This large pipeline demonstrates the tremendous potential of our business to grow. Investments in marketing and sales have resulted in more interest in our distributed products, the area of our business with the greatest potential for growth.

                  Though sales are obviously not closing as quickly as we would like, we are continuing to make the strategic investments that support our initiatives to make us successful in this marketplace. Our focused marketing efforts are highlighted by increased activity in the technology analyst community, improved presence at trade shows and compelling seminars for C-level executives. We have created a greater awareness of

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                          Page 9

                  Compuware offerings in the distributed market and begun to generate more and higher quality leads.

                  Without our intense focus on marketing, I am convinced that the level of activity we are now seeing in the field would not be possible. The bottom line return on these investments may not be seen in the next few quarters, but they are a requirement to be a leader in the distributed market. Allow me to share some recent examples with you.

                  Our OptimalJ University program now boasts 43 participating educational institutions. Through our university program, we are creating mind share in the model-driven development market. Additionally, some immediate successes have resulted from our marketing efforts. In North America alone, 14 new Enterprise Java development deals with companies, such as GE, Eckerd Drug and Conseco have been signed for OptimalJ, as a direct result of our efforts. At the same time, Butler Group recently released a report stating that model-driven architecture will revolutionize application development. This report rated OptimalJ in the outperform category, above all of our competition. Gardner has also recently reaffirmed our leadership position, this time in the quality assurance space, identifying

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 10

                  Compuware as one of the two leaders in the distributed platform testing tools magic quadrant.

                  Investments such as these have helped make us more competitive in the distributed marketplace. We have built an impressive pipeline. Now simply put, we must close better. The increased activity in the field means that deals are out there. Our executive management team will continue working extremely hard to insure that a greater percentage of these available deals close. Our development teams will continue enhancing the functionality of our distributed products and offerings, moving them closer and closer to necessities, not just nice to have. These product enhancements will further increase the ability of our sales force to close deals.

                  Our aggressive marketing shows great promise, but it's effectiveness is fundamentally based on great functionality and great price value proposition that our products bring. Combine the quality and affordability of our distributed products, and our sales and marketing effort, puts us on short lists for deals where before we weren't even in the door. We must and will continue to work to close more of these deals.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 11

                  In the distributed testing space, we intend to capture a significantly larger market. Our QA tools provide outstanding functionality, and our price a third of Mercury's. This is a compelling selling point in these times. Not only do our products work better, they are more cost effective. We have an impressive pipeline for CARS, OptimalJ and Vantage. These offerings provide unmatched value, by helping businesses save time and money. We believe each is a market leader or potential market leader with the ability to grow dramatically.

                  In fact, our goal is for offerings, such as these to lead Compuware to a 50/50 split in revenue between mainframe and distributed products. Our mainframe products are already market leaders because they keep applications running and businesses moving. Revenue from these products continues to support our efforts to win other markets. We also remain committed to enhancing their functionality.

                  Our services business suffers, as customers postpone large projects. We are maintaining excellent relationships with our large customers, and when they return to implementing these projects, as they inevitably will, Compuware will be there to support their needs.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 12

                  The highly competitive services market is placing pressure on our billing rates. On a long-term basis, we are working to return the margins in our services business to 10% to 15%. We had good success this quarter in South America and the Midwestern U.S. in our channel efforts. These efforts will be documented, and where possible, used as a model for success.

                  Other non-traditional avenues for selling, such as the previously mentioned OptimalJ University program, have shown promise. We will continue to aggressively pursue alternative channels for marketing and selling our newest products, because it is what the market demands. In short, we will continue to strategically invest in those initiatives and offerings that show the greatest potential for growth. We will continue to increase the size of our pipeline, and we will accept nothing less than success in closing more of our available deals. Hank?

H. Jallos         Thanks, Tommi. I'd like to begin my discussion, by providing an update on our customer relationship organization. Last quarter, we discussed the purpose of this organization, which as a reminder, is to focus on Enterprise license agreements, capacity increases, upgrades and maintenance renewals. We have a strong team of Compuware veterans, individuals

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 13

                  who know the mainframe industry, to manage this office and to work closely with our customers. I am more than confident that this approach to providing optimal support to our mainframe customers will be successful. The industry analysts we have spoken to regarding this subject liked the approach as well.

                  As we mentioned previously, mainframe maintenance is an extremely important revenue stream for the company. I would like to elaborate briefly about the success we continue to experience in this business. Last quarter, North American maintenance renewals came in at a very strong 93%. This quarter, our renewal rate remained approximately the same. In fact, we closed all but four expired NDLAs, and four flow upgrade deals. We expect to close all eight of these transactions this quarter. However, despite this excellent renewal rate, competitive pressures do remain strong. This intense competition is driving prices down and discounting up. In addition to impacting new license and maintenance revenues, this competitive dynamic is having a delaying effect in closing capacity and upgrade deals.

                  Also this quarter, I would like to highlight a renewal loss to IBM. I mention this fact for two reasons. First, when ... on occasion, we do lose

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 14

                  deals to the competition, and second, to illustrate the type of competitive practices we're up against. In this renewal deal we lost to IBM, IBM actually bought out the remaining two years of the customer's ELA they had with Compuware. The total bill was nearly $1 million. On top of this, IBM gave the client at a nominal cost, the competitive replacements.

                  In this instance, not only did the customer get IBM to pay their obligation to Compuware, but also got almost free software as part of the deal. Of course, we're not happy about this situation, but it's not all that bad, either. We will receive the money for the existing obligation. Furthermore, the client is under no obligation to remove our software or even stop using it, for that matter.

                  Based on what we are seeing with some other clients, who have made the switch to IBM, there's a better than average chance that these clients will return to Compuware when they realize that the IBM replacements are not nearly as good and don't provide nearly the value. This has happened on more than one occasion. However, this unfair competitive practice for IBM is disturbing. It is very difficult for Compuware or any other ISV, for that matter, to compete against monopolistic tactics.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 15

                  As mentioned earlier, our mainframe maintenance base is very important to Compuware. This is important an business that allows us to provide superior support to our customers and to invest in other critical areas of the company, such as our distributed offerings. In spite of IBM's unfair competitive practices, and in spite of them buying out Compuware software contracts, our customers keep buying our products, keep renewing ELAs and keep renewing maintenance.

                  Don't misunderstand me. We don't mind competition. In fact, we relish it, but only if it is fair competition. We have competed effectively for the past 30 years. What IBM is doing cannot be considered fair competition. These are the very business practices that got them in trouble in the `60s. This is why we filed a lawsuit against IBM, and we will win. When the damages are totaled, the damages will be between $500 million and $2 billion. This will more than make up the expenses we are currently recognizing as part of the lawsuit.

                  To close, I'd like to briefly discuss the progress we are experiencing with our global channels organization, which is focused exclusively on distributed products. In Q2, 30% of our distributed new license sales came from the channels. That's through consulting partners, as well as

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 16

                  ISVs. During the quarter, we add two respected resellers to our DEV partner and OptimalJ product lines. These partners are Software Spectrum and Software International. We also added new CARS partners with both delivery and sales capabilities. These partners are Aquent, DRisk and Savjeti. Finally, in regard to our partnering efforts with other technology vendors, we signed an excellent sell with agreement with BEA Software to sell OptimalJ.

                  Now I would like to turn the call over to Laura.

L. Fournier       Thank you, Hank. During the second quarter, we continued to grow our cash and investment balance, ending the quarter with $643.8 million of cash and investments, an increase of 4.8% over the previous quarter. Cash flow from operations for the second quarter was $49.2 million, compared to $54.6 million in the first quarter. Looking forward to the third quarter, we expect cash flow from operations to be in the $20 to $30 million range.

                  Additional expenditures for the new headquarters building remained low at $16.7 million, and we now expect the remaining $33 million of expenditures to be spread over the next two quarters.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 17

                  During the quarter, we brought back the minimal number of shares of our own stocks. We will continue to evaluate the market and the cash needs of the company and when, and if, it makes sense, we will purchase additional shares. Our focus is on the long-term growth of this company, and our strategy includes having the cash on hand to invest in those opportunities, when they arise.

                  Our current accounts receivable balance is $401.4 million, down 15% from the prior quarter and 25.5% from the prior year. Of this balance, the percentage of accounts that have been due for more than 90 days is less than one percent.

                  The day sales outstanding metric is at 119.3 days, with current installment receivables included, and 42.4 days without the current installment.

                  Current deferred revenue decreased 8.5% from the prior quarter. As we have discussed in the past, the decrease in this balance through the second and third quarters is due to the seasonality of the maintenance renewal. The balance was flat through the prior year. At September 30th, the current deferred revenue balance includes $42.6 million of deferred license fees. Long-term deferred revenue decreased 6.8% from the prior

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 18

                  quarters, to $293.9 million. Forty-two million dollars of deferred license fee revenue is included in this balance. Total license fees deferred in the second quarter for approximately $11.3 million. Prior periods deferred license fees recognized this quarter were approximately $14.7 million.

                  With that, I'll turn the call back over to Lisa.

L. Elkin Thank you very much, Laura. Ladies and gentlemen, we will now be happy to take your questions.

Coordinator       Our first question is from Kevin Buttigieg of Kaufman
                  Brothers.

K. Buttigieg      Thank you. Pete, I was wondering if you could describe what steps you're taking that you think would help to increase your closure rate; and as well, with employees bearing these expense reductions, is there a problem you think with them remaining incented?

P. Karmanos       Let me answer the second part of your question first. Until I describe what we're doing, I don't think it would make much sense; but I can assure you, that our employees will remain incented after we make the cuts. I prefer to describe what we're doing to our employees. There are a

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 19

                  lot of interesting things. I'm going to take a 67% pay cut. I think that will help the employees stay, in fact. We're not going to have a holiday party and stuff like that. So we can go through in detail, but I prefer to do that with our employees. It will come between this quarter $10 to $15 million, and $10 to $15 million the quarter after that.

K. Buttigieg      Then, on the closure rate?

P. Karmanos       The closure rate. There's a real philosophical discussion
                  that's going on. Number one, we've got to create events that make people want to close. The nice thing about the dot-com stuff and the Year 2000 stuff was, people perceived that they had a specific date that they had to close business by.
                  Earlier on in our history, we had price increases, so we could go quarter-by-quarter. We would tell our potential customer if they don't close this quarter, it was going to cost them more money next quarter.

                  We'd like to get back into that mode, where we can create some events that actually force some stuff forward, but you have to be careful when you do that. We're going to get out of the discounting business on our software. Our software has great value. Products like CARS have started off introductory pricing, and it's going to go up. We think being able to

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 20

                  explain that to a client, at least we'll give them a reason why they should buy this quarter, rather than hold off for a couple of months.

                  When we start to elongate that sales cycle at the kind of numbers that we have in the pipeline and in our pre-pipeline activity, a single month can cost you about $30 million of license fees going forward. Until you start to bring that cycle back, you lose that $30 million theoretically forever because it comes in the next month, but now you're short the money from that particular month that things were held off. So we have some nice models.

                  We're going to have our planning conference in a few weeks, and we're going to go through what discounting does to that pipeline, what delay of a month or two or three; and we're looking at sales cycles that have gone from three months to six months, in some cases, nine months. We eventually sell it. We don't lose too many, but it really affects your close rate. It affects your ability to forecast the business, and we've got to create those kind of events that make customers interested in closing a little quicker.

Coordinator       Our next question is from Damian Rinaldi of First Albany.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 21

D. Rinaldi        Couple of things. Congratulations to Lisa, first of all.

L. Elkin          Thanks, Damian.

D. Rinaldi        Some business-related things: Tommi made a statement about the investment in sales and marketing not paying off necessarily in the near term. Pete, however, made a comment about wanting to report some quarters showing growth sooner, rather than later or words to that effect. Can you help me reconcile those two comments? That's the first question.

P. Karmanos       Right off the bat, Tommi is right. It's going to take a few quarters for those investments to pick up, but also right off the bat, we're cutting some expenses. We have built some pretty large pipelines, and we think we're going to get a return on what we've been doing a little bit quicker. To get the kind of growth that we need to be able to move the stock forward is going to take a little while. We don't intend on sitting and losing.

                  We're breaking even for the rest of this year. We think we're going to have some decent quarters. We're going to have some decent profits. We'd like them to accelerate a bit faster, but depending on how good we are at closing our current pipeline and how much real excitement there is

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 22

                  about our QA products and our OptimalJ products, I think we're going to get some nice results.

                  I think what I said, my comment was, I would like to report quarters with 5% to 10% growth and 20% to 25% margins soon, say, next quarter or the quarter after that. My preference would be to do it sooner than later. I don't know how much more time I have.

D. Rinaldi        Then, Hank made a comment about the potential size of an award or settlement in the suit against IBM. Are there any specific reasons that you have that give you confidence in the timing or the likelihood that you would get such a award, or is the decision that the court is making, the judge is making, still up in the air?

H. Jallos         The judge has sat on our request for a preliminary injunction, which involves about six or seven different things for quite some time. I don't like commenting on these cases, but we feel the fact that the judge has taken such a long time to rule means that he's going to do something, other than just throw out the request for the preliminary injunction. We think the number Hank used for just the damages part of it, and we believe

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 23

                  the damages will end up between a broad range, granted, but at least $500 million and up to $2 billion in damages alone.

                  You've seen the effect of these things on our numbers over the last few years. We're not out on a witch hunt. We're not crybabies, but some really nasty stuff has taken place in the area of our copyrights, in the area of business practices. We're going to make sure that it gets resolved. We don't know when the judge is going to rule on the preliminary injunction. He's had it there since some time in June. All we know is that, if it was going to be a slam dunk, throw it out, it would have happened quite some time ago.

D. Rinaldi        Then, Pete, you made a comment about professional services showing some growth or stabilization, yet the total results have declined. Tommi mentioned something about South American performance improving. Do you have any indication that those improvements will translate into a turnaround in the overall performance, or is there some other indication of growth and stabilization that you're seeing that you can share with us?

P. Karmanos       First of all, Tommi's remarks were about channels and taking successes we've had using channels in South America and the Midwest; and making

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 24

                  sure the rest of our organization was aware of that had nothing to do with services. Our services business adds..., we gave you numbers from our internal plan that we missed by, which maybe I shouldn't have done. As the year goes on, we don't change that plan, so we had a bad quarter to begin with. We started the year, trying to catch up was very difficult. We see that it is smoothing out. Of course, if the numbers are getting low enough that you would just be able to step over the hurdles going forward, we think that the business climate is improving, and we feel our business will improve.

                  In addition to all that, we have our CARS initiative, which is very tightly coupled with our professional services business, and OptimalJ, which is tightly coupled with our professional business as well, showing some tremendous growth potential. If they take off, so does the services business.

D. Rinaldi        That actually brings me to my last question, which is, can you calibrate CARS for us in any way, either in terms of the pipeline, the business that you closed or the activity level in terms of number of engagements that you're pursuing?

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 25

P. Karmanos       Tommi has a list of our CARS pipeline.  It's something like--

T. White          Twenty-five deals.

P. Karmanos       These are big deals that we have, and we're stumbling our way through learning how to close those, because it is a missionary sale.

T. White          The change of paradigm for the client.

P. Karmanos       The same kind of adventure we had when we first started
                  selling Avenbay.

Coordinator       Our next question is from Kirk Materne with Bank of America
                  Securities.

K. Materne        I know you don't want to get into too many details about the actual undertakings you're going to take in terms of reductions in cost. Can you just give us an idea of maybe where they're going to be coming from in terms of the individual offering expense lines? Are most of the savings going to come out of the G&A line, I guess in terms of as we look at the model going forward? Any color you can provide around that would be great.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 26

P. Karmanos       Some of it is going to come out of G&A. Some of it's going to come out of direct costs. We're not talking about a huge amount of money. We're talking about $10 to $15 million a quarter. In my mind, a huge amount of money would be north of $50 or $60 million a quarter.

K. Materne        So you're talking about total costs, not just operating
                  expenses, correct?

P. Karmanos       Right.

K. Materne        Tommi, you talked a little bit about the margins, trying to get the professional services margins back up towards the 10% to 50%. Obviously, a lot of that has to do on the revenue levels. Are there any things in terms of just efficiencies that you can improve upon over the next couple of quarters, as some of these pipelines improve, as some of the closure rates improve?

P. Karmanos       Let me interrupt with the answer. We run a very, very tight professional services business. We do that on purpose because we want to be able to have billing rates that can compete with offshore, that can compete with near shore, and that we don't charge our customers for our inefficiency in using people.
                  Like a lot of professional services companies will build in a

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 27

                  30% idle time, we plan for a 95% utilization rate. So that part of it is very, very hard to improve on. We get criticized for having and keeping our employees when they're on the bench, which really affects our bottom line. We're going to get much better at placing those people. Part of our cost initiatives has to do with how we're going to pay people when they're on the bench. So we're going to work on that a lot.

Coordinator       Our next question is from Sameer Bhasin with Okumus Capital.

S. Bhasin         Hello, Peter, this is a few quick questions. For one, the
                  business that did not close in Tokyo, did any of that close in the first few weeks of 3Q?

P. Karmanos       Yes. One particular one stands out in my mind--it's a Detroit account when a guy actually said, "Unless you give me a discount, I'm not going to sign this today," which was the last day of the quarter. Then he signed it the next day without the discount. We had three or four other ones not quite so blatant, where they just tried to push our back against the quarter, and we're long past having to worry about missing the quarter. So it doesn't work with us.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 28

                  The other part is, we had about $30 to $40 million ... sales fall off right in the last week of the quarter, and that's what we're talking about the sales cycle elongating. A lot of that business did close. A lot of the business is still hanging out there that we actually thought we were going to close. So that is one of the hints include into why those quarters look so ridiculous.

S. Bhasin         The other question is, if $30 million was the business that didn't close, and you came in around $59 million, is it fair to assume that your Q3 internal goal is around $90 million, then?

P. Karmanos       Our internal plan was that.

S. Bhasin         Would that be at least in line with what your total plan is for Q3?

P. Karmanos       I'm not going to give you guidance.

S. Bhasin         Is it fair to assume that your Q3 plan is at least in line with your Q2 plan?

P. Karmanos       For you, it's fair to assume whatever you'd like to assume. We have a big pipeline. We have lots of other activity going on.
                  We're going to work hard at closing that stuff. Our forecasts for the next quarter, the one that

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 29

                  we're in right now, are better than they were for the quarter ending September 30th, so we're pretty sure. I'm not sitting here, saying it's going to be a horrible quarter.

S. Bhasin         You said maintenance was slightly better than--

P. Karmanos       Our internal plan.

S. Bhasin         Internal plan. So internal plan again, $95 to $100 million for
                  Q3,

P. Karmanos       Yes, somewhere in there, and the only reason I tell you those numbers is you don't have to be a genius to figure those out.

S. Bhasin         You never know.

P. Karmanos       Yes, I'm learning.

S. Bhasin         Could you give me the number of shares you bought back in the quarter?

P. Karmanos       No.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 30

S. Bhasin         Did you say earlier that the business climate was improving?

P. Karmanos       Yes.

S. Bhasin         And the reason for that? Are there any data points that make you believe that?

P. Karmanos       I really don't know why it improves. I don't know why it gets bad. I just know what it is.

S. Bhasin         So is it your own closure rates that make you believe that?

P. Karmanos       We think things are getting better. It doesn't look like a roaring comeback.

S. Bhasin         The other question I have is on the decline in deferred
                  revenue. Was all of that attributable to seasonality, or was there anything else that caused this?

L. Fournier       Actually, if you looked, especially since the balances were flat for the prior year, it primarily is only due to the seasonality, higher maintenance.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 31

P. Karmanos       The other thing is that we're not going and pulling forward
                  ELA revenue. We've taken that ability away from our field sales staff. Hank's group makes sure that when the ELAs come due, that we're in there pitching our products and reminding the customers, why they originally bought them. They've done a good job of almost 100% renewal there; but we don't have someone out in the field, bringing forward a $7.5 million year
                  ELA, bring it forward two or three years and effectively rob the future of that revenue. That's one thing that is effecting that deferred revenue as well. We're trying to get to a total ratable environment, where we can have more and more predictability on where our revenue is; and Tommi's people are going to have more and more predictability on how they're doing with their sales backlog or their pipeline or whatever you'd like to call it.

S. Bhasin         My last question is on your services business. Do you think that business has bottomed? Are you optimistic about the business? Can you give us a sense?

P. Karmanos       Yes, I think that business has bottomed. Can't get a hell of a lot worse than it's been.

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                                                                       COMPUWARE
                                                           Moderator: Lisa Elkin
                                                  October 21, 2003/4:00 p.m. CDT
                                                                         Page 32

Coordinator       Ladies and gentlemen, we will now conclude the question and answer portion of today's conference call. I would like to turn the call back over to Lisa Elkin.

L. Elkin At this time, we will adjourn this conference call. We think you very much for your time and interest in Compuware and hope you have a pleasant evening.

Coordinator       Thank you for participating in today's conference call, and have a nice day.